Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-100118 of McLeodUSA Incorporated on Form S-8 of our report dated December 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code) appearing in this Current Report on Form 8-K related to the consolidated financial statements of McLeodUSA Incorporated as of September 30, 2004 and December 31, 2003 and for the nine months ended September 30, 2004, the year ended December 31, 2003 and the period from April 17, 2002 through December 31, 2002 (Reorganized Company operations) and the period from January 1, 2002 through April 16, 2002 (Predecessor Company operations).

DELOITTE & TOUCHE LLP

Dallas, Texas

December 15, 2004